May 2, 2011

Dear Shareholder:

It is with a deep sense of sadness that your Board of Directors informs you that on Friday, April 29, 2011, The Park Avenue Bank (the “Bank”), the principal asset of PAB Bankshares, Inc. (the “Company’), was closed by the Georgia Department of Banking and Finance (the “Georgia Department”) and the FDIC was appointed as receiver.  In a virtually simultaneous transaction, Bank of the Ozarks of Little Rock, Arkansas, assumed the operations and virtually all of the assets of the Bank in a loss-share transaction facilitated by the FDIC.  On Saturday, April 30, 2011, the offices of the Bank opened for business as branches of Bank of the Ozarks.

Your Board and management team tirelessly pursued every reasonable solution to the challenges facing the Company and Bank.  In particular, over the last year, the Board and management team worked on an offering of the Company’s common stock in an effort to recapitalize the Bank, as well as other transactions, including mergers with other institutions and sales of the Bank’s assets.  While we ultimately were unable to save the Bank, in spite of our best efforts and in the face of unyielding market conditions, we greatly appreciate your support throughout this endeavor.

Our employees gave their best efforts to keep the Bank going and have earned our gratitude for their dedication and hard work.  I thank you on behalf of the Board of Directors for the loyalty that you have demonstrated.

The management team of the Bank is working with the Georgia Department and the FDIC to make the transition as smooth as possible for the Bank’s customers.  In connection with the closure of the Bank, the FDIC issued a press release, dated April 29, 2011.  This release contains important information for shareholders who were also customers of the Bank.  The release is available at www.fdic.gov.

We are currently exploring methods of winding down the Company’s operations.  It is not expected that any distribution will be available to be made to our shareholders.  Further, we encourage you to consult with your accountant or other tax consultant to determine if and how you may deduct your investment loss on your tax return.

Again, on behalf of the Board of Directors and management, we give you this news with great sadness and, as always, we appreciate your support.

Sincerely,

/s/ James L. Dewar, Jr.

James L. Dewar, Jr., Chairman